Exhibit 99.5

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (OID). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1). JEFFREY P. FRITZ, A REPRESENTATIVE OF THE ISSUER OF THIS SECURITY, WILL, BEGINNING TEN DAYS AFTER THE ORIGINAL DATE OF ISSUANCE OF THIS SECURITY, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). MR. FRITZ MAY BE REACHED AT TELEPHONE NUMBER (949) 788-5616.

CONSUMER PORTFOLIO SERVICES, INC.

SECURED SENIOR NOTE DUE 2013

$10,000,000.00	Irvine, California
June 30, 2008

FOR VALUE RECEIVED, CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Company”), hereby promises to pay to the order of LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (the “Purchaser”), and/or its registered assigns (including the Purchaser, the “Holder”), the principal sum of TEN MILLION DOLLARS ($10,000,000.00) in immediately available funds and in lawful money of the United States of America, together with all premium, if any, accrued interest and other amounts owing from time to time hereunder, all as provided herein.

This Secured Senior Note Due 2013 (this “Note”) is the “Term A Note” referred to in, and is being issued in connection with the consummation of the transactions contemplated by, that certain Securities Purchase Agreement dated as of June 30, 2008 (as amended from time to time, the “Securities Purchase Agreement”), by and between the Company and the Purchaser. The Indebtedness evidenced by this Note shall constitute Senior Indebtedness of the Company.

The Holder is entitled to all of the rights and benefits of the Purchaser under the Securities Purchase Agreement and the other Investment Documents. If an Event of Default shall occur and be continuing, the unpaid principal balance of this Note, together with all premium, if any, accrued and unpaid interest on and all other amounts owing under this Note, may be declared to be or shall become, as the case may be, immediately due and payable upon the terms set forth in the Securities Purchase Agreement. The payment and performance of this Note is secured by the Collateral referred to in the Collateral Documents to which the Company is a party and is guarantied under the Subsidiary Guaranty (which is secured by the Collateral referred to in the Collateral Documents to which the Subsidiary Guarantors are party).

1. Definitions; Construction and Interpretation. Unless otherwise indicated, all capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement. In addition, the rules of construction and interpretation specified in Sections 1.2 through 1.6 of the Securities Purchase Agreement shall likewise govern the construction and interpretation of this Note.

2. Payment of Interest; Default Interest Rate.

(a) So long as no Event of Default shall have occurred and be continuing, the Company shall pay interest on the unpaid principal balance of this Note from the date of original issuance hereof until fully paid at a rate per annum equal to sixteen (16) percentage points (the “Base Interest Rate”).

(b) If an Event of Default shall have occurred and be continuing, then, in addition to the rights, powers and remedies available to the Holder under the Securities Purchase Agreement, this Note, any other Note, the other Investment Documents and Applicable Laws, the Company shall pay interest on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on, and all other Obligations owing under this Note at a rate per annum (the “Default Interest Rate”) equal to the Base Interest Rate plus two (2) percentage points. The Default Interest Rate shall begin to accrue on the date on which the applicable Event of Default shall be deemed to have occurred (as determined in accordance with the last paragraph of Section 10.1 of the Securities Purchase Agreement) and shall continue until such Event of Default shall have been cured or waived.

(c) Interest on this Note shall be payable monthly in cash in arrears on the last Business Day of each calendar month (or portion thereof) (each an “Interest Payment Date”), commencing on July 31, 2008. Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first and last day.

3. Maturity Date. The entire unpaid principal balance of this Note, together with all premium, if any, accrued and unpaid interest on, and all other amounts owing under this Note, and all other Obligations then outstanding under the other Investment Documents, shall be due and payable on June 30, 2013 (the “Maturity Date”).

- 2 -	[Term A Note]

4. Optional Prepayments.

(a) Except as otherwise permitted under this Note, the Company may not make any voluntary prepayments or redemptions of the principal balance of this Note at any time on or before June 30, 2010. Thereafter, the Company may voluntarily prepay or redeem the principal balance of this Note at any time and from time, in whole or in part, in the minimum amount of $100,000 and multiple integrals of $100,000 thereafter, at the prepayment premium (expressed as a percentage of the principal amount) applicable to the date upon which such prepayment or redemption is to be made, as follows:

Period During Which Prepayment or Redemption is Made	Prepayment Premium
After June 30, 2010 and on or before June 30, 2011	103.0%
After June 30, 2011 to and including June 30, 2012	101.0%
After June 30, 2012	100.0%

Each prepayment premium set forth in the table above is referred to in this Note as the “Prepayment Premium.” Any prepayment or redemption of the principal balance of this Note made shall be accompanied by a payment of all accrued and unpaid interest on the then-outstanding principal balance of this Note through and including the date of prepayment or redemption.

(b) If the Company elects to prepay or redeem all or any portion of the principal balance of this Note pursuant to Section 4(a), the Company shall furnish written notice to the Holder with respect to each voluntary prepayment not less than thirty (30) days prior to the date of prepayment or redemption. Such notice shall specify the principal balance of this Note to be prepaid on such date and shall be irrevocable. The amount to be paid on the date of prepayment or redemption shall be equal to (i) the Prepayment Premium applicable to such prepayment or redemption, multiplied by (ii) the principal amount of this Note specified in such prepayment notice to be prepaid or redeemed on such date, together with all accrued and unpaid interest on the then-outstanding principal balance of this Note through and including the date of prepayment or redemption.

5. Mandatory Prepayments.

(a) Asset Sales. If at any time the Company intends to consummate any Asset Sale in any Fiscal Year (which Asset Sale, when taken together with any other Asset Sales in the same Fiscal Year, exceeds aggregate proceeds of $100,000), the Company shall notify the Holder in writing, within ten (10) Business Days prior to the proposed date of consummation of such Asset Sale, of the proposed Asset Sale (including the subject matter and the material terms thereof and the proposed date of consummation) and the proposed use of the proceeds to be derived from such Asset Sale. Within five (5) Business Days following the Holder’s receipt of such written notice, the Holder may, by written notice furnished to the Company, direct the Company to apply all Net Cash Proceeds derived from such Asset Sale to prepay principal of, premium, if any, and accrued and unpaid interest on this Note. If the Holder directs the Company to make the mandatory prepayment contemplated by this Section 5(a), the Company shall make such prepayment within one (1) Business Day following the date of consummation of such Asset Sale. In addition, to the extent that the Company receives any cash or cash equivalents upon the sale, conversion, collection or other liquidation of any non-cash proceeds from such Asset Sale, the Company shall notify the Holder in writing within one (1) Business Day of such receipt. The Holder may, within five (5) Business Days after receipt of such written notice, direct the Company to make a mandatory prepayment under this Section 5(a) with such cash or cash equivalents and, if the Holder so directs the Company, the Company shall make such mandatory prepayment within one (1) Business Day following its receipt of the Holder’s notice.

- 3 -	[Term A Note]

(b) [Reserved]

(c) Application of Proceeds; Payment at Par. The mandatory prepayments provided for in this Section 5 shall be paid at 100.0% of the principal amount required to be prepaid. In the event that mandatory prepayments are required to be made under this Note, such prepayments shall be applied as follows: first, to the payment of all accrued and unpaid interest on this Note through and including the date of such prepayment; second, to all fees, costs and expenses that have accrued and have not been paid or reimbursed by the Company pursuant to the terms of this Note or any other Investment Document, and third, to the prepayment (in inverse order of maturity if applicable) of the unpaid principal balance of this Note. All mandatory prepayments provided for in this Section 5 shall be paid at 100.0% of the principal amount required to be prepaid, and shall be accompanied by the payment of any accrued and unpaid interest on, and other amounts owing under, this Note through and including the date of prepayment, all as provided for above.

6. Change in Control.

(a) If at any time a Change in Control shall occur, the Holder may, at its sole election, require the Company to prepay the principal balance of this Note, in whole or in part, in an amount equal to the greater of (i) the Prepayment Premium applicable to a prepayment or redemption otherwise made at such time as provided in Section 4(a) above, multiplied by the principal balance of this Note required to be prepaid, and (ii) 102.0% of the principal balance required to be prepaid, plus, in either of clause (i) or (ii), all accrued and unpaid interest on, and other amounts owing under, this Note through and including the date of prepayment.

(b) The Company shall notify the Holder in writing of any proposed or expected Change in Control at least ten (10) Business Days prior to the date that such Change in Control is scheduled to occur and inform the Holder in such notification of the Holder’s right to require the Company to prepay this Note as provided in this Section 6. If the Holder wishes to exercise its right to require the Company to prepay the principal balance of this Note pursuant to this Section 6, it shall furnish a written notice to the Company advising it of the Holder’s election to require the Company to prepay this Note and set forth the outstanding principal balance, premium, accrued and unpaid interest and all other amounts to be prepaid.

(c) If the Holder elects to require the Company to prepay this Note upon a Change in Control pursuant to this Section 6, the Company shall prepay this Note on the date that the Change in Control occurs.

(d) Nothing in this Section 6 shall be construed to permit the occurrence of, or waive, any Default or Event of Default arising, directly or indirectly, from any such Change in Control.

- 4 -	[Term A Note]

7. Manner of Payment. Payments of principal, premium, interest and other amounts to be paid under this Note shall be made to the Holder no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America in immediately available funds pursuant to the wire transfer instructions heretofore provided by the Holder to the Company (or such other place of payment as the Holder may designate in writing). Any such payments shall be made without deduction whatsoever, including any deduction for set-off, recoupment, counterclaim or Taxes as provided in Section 7.1 of the Securities Purchase Agreement. Any payments received after 12:00 p.m. (noon) (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the immediately preceding Business Day, together with all accrued and unpaid interest through the actual due date of payment.

8. Maximum Lawful Rate of Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under Applicable Laws. If the rate of interest payable on this Note is ever reduced as a result of this Section 8 and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under Applicable Laws for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section 8.

9. Waivers. The Company hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind to which it may be entitled under Applicable Law or otherwise.

10. Registration of Note; Persons Deemed Owners. The Company shall maintain at its principal executive office a register in which it shall register this Note, any Assignments of this Note or any other notes issued hereunder and any other notes issued upon surrender hereof and thereof. At the option of the Holder, this Note may be exchanged for one or more new notes of like tenor in the principal denominations requested by the Holder (not exceeding in the aggregate the outstanding principal amount of the Note exchanged), and the Company shall, within three (3) Business Days after the surrender of this Note at the Company’s principal executive offices, deliver to the Holder such new note or notes. Prior to due presentation for registration of an Assignment of this Note, the Company may treat the person in whose name this Note is registered as the owner and the Holder thereof for all purposes whatsoever, and the Company shall not be affected by notice to the contrary.

11. Assignments and Participations. The Holder may make an Assignment of, or grant or sell Participations in, all or any portion of its rights under this Note in accordance with the provisions of Section 11.6 of the Securities Purchase Agreement.

12. Loss, Theft, Destruction or Mutilation of this Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Company or, in the case of any

- 5 -	[Term A Note]

such mutilation, upon surrender and cancellation of such mutilated Note, the Company shall make and deliver within three (3) Business Days a new note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

13. Costs of Collection. The Company shall pay to the Purchaser on demand all out-of-pocket fees, costs and expenses of every type and nature (including all fees and expenses of attorneys, accountants and other experts and all due diligence, collateral review, appraisal, search, filing and recording fees and expenses) which are expended or incurred by or on behalf of the Purchaser in connection with (a) the administration of this Note, (b) the collection and enforcement of this Note, whether or not any action, suit, arbitration or other proceeding is commenced; (c) the sale or other disposition of this Note; (d) the protection or preservation of any rights, powers or remedies of the Purchaser under this Note or any other Investment Document; (e) any actions taken by the Purchaser in negotiating any amendment, waiver, consent or release of or under this the Note or any other Investment Document; (f) if a Default or Event of Default shall occur and be continuing or if the Purchaser has determined in good faith that a Default or Event of Default is likely to occur, any actions taken in reviewing the financial affairs of the Company Parties (or any of them), which actions may include (i) inspecting the facilities of any Company Party or conducting audits or appraisals of the financial condition of any Company Party; (ii) having an accounting or other firm selected by the Purchaser review the books and records of any Company Party and perform a thorough and complete examination thereof; (iii) interviewing the managers, employees, attorneys and accountants of the Company Parties and other Persons related to the Company Parties or the Business which the Purchaser believes may have relevant information concerning the business, condition (financial or otherwise), results of operations or prospects of any of the Company Parties; and (iv) undertaking any other action which the Purchaser believes is necessary to assess accurately the financial condition and prospects of the Company Parties; (g) any refinancing, restructuring (whether in the nature of a “work out” or otherwise), bankruptcy or insolvency proceeding involving any Company Party, including any refinancing or restructuring of this Note or any other Investment Document; (h) any actions taken to verify, maintain, perfect and protect any Lien granted to the Purchaser by any Company Party or any other Person under the Collateral Documents; (i) any effort by the Purchaser to protect, audit, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Laws; or (j) having counsel advise the Purchaser as to its rights and responsibilities, the perfection, protection or preservation of rights or interests under the Investment Documents, with respect to negotiations with any Company Party or its Affiliates or with other creditors of any Company Party or with respect to any proceeding under any Bankruptcy Law.

14. Extension of Time. Subject to Section 12.2 of the Securities Purchase Agreement, the Holder may, at its option, extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgence without affecting or diminishing the Holder’s right to full recourse against the Company hereunder, which right is expressly reserved.

- 6 -	[Term A Note]

15. Notations. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Company with respect thereto.

16. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

17. Consent to Jurisdiction and Venue. ANY SUIT, LEGAL ACTION OR SIMILAR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY AND THE PURCHASER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY INVESTMENT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE COMPANY AND THE PURCHASER HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF THE STATE OF THE NEW YORK.

18. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE HOLDER (BY ACCEPTANCE HEREOF) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COUNSEL, WAIVES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE, THE SECURITIES PURCHASE AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING.

- 7 -	[Term A Note]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized representative on the date first written above.

CONSUMER PORTFOLIO SERVICES, INC., a California corporation

By:	/s/ Charles E. Bradley, Jr.
Charles E. Bradley, Jr.
President and Chief Executive Officer

- 8 -	[Term A Note]